Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Green Giant Inc. (formerly China HGS Real Estate Inc.) of our report dated January 13, 2022, with respect to our audits of the consolidated financial statements of Green Giant Inc. (formerly China HGS Real Estate Inc.) as of and for the years ended September 30, 2021 and 2020, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

July 28, 2022